Exhibit 99.6
FIRST AMENDMENT
TO THE WARRANT TO PURCHASE COMMON SHARES OF
CLEAN ENERGY FUELS CORP.
     This First Amendment (“First Amendment”) to that certain Warrant to Purchase Common Shares of Clean Energy Fuels Corp., a Delaware corporation (the “Company”), issued by the Company to Boone Pickens (the “Holder”), and dated as of December 28, 2006 (the “Warrant”), is made and executed, by and between the Holder and the Company.
     The Holder and the Company are, from time to time, referred to herein collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Warrant.
RECITALS
     WHEREAS, the Parties entered into the Warrant;
     WHEREAS, the Parties wish to amend the Warrant on the terms and conditions set forth herein; and
     WHEREAS, the Company’s stockholders have approved the terms of this First Amendment.
     NOW, THEREFORE, in consideration of the mutual covenants and obligations of the Parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
AMENDMENT
     1. Amendment to Section 1 — Exercise; Issuance of Certificates; Payment for Shares. Section 1 is hereby amended by adding a second paragraph to Section 1, as follows:
“As an inducement to the Holder to exercise a portion of the Warrant prior to the expiration date of the Exercise Period (an “Early Exercise”), the Company hereby agrees that in the event of an Early Exercise, the Company will extend the Exercise Period of the Warrant for an identical number of Shares that are purchased pursuant to the Early Exercise for a duration of time determined in accordance with this Section 1. The length of the extension of the Exercise Period will be determined as follows: the Company will determine the non-cash financial gain that the Company will recognize due to the Early Exercise (the “Early Exercise Gain”) and extend the Exercise Period of the Warrant for the same number of shares purchased pursuant to the Early Exercise so that the non financial charge the Company recognizes with respect to such extension (the “Extension Charge”) is of identical value to the Early Exercise Gain. For example, in the event that the Holder exercises the Warrant with respect to five million (5,000,000) shares on June 28, 2010 and the Company recognizes a $2.5 million Early Exercise Gain with respect to the Early Exercise, the Company will extend the Exercise Period of the Warrant with respect to five million (5,000,000) Shares by a number of days that results in an Extension Charge of $2.5 million, determined as of the date of the Early Exercise.”
     2. Terms and Conditions of the Warrant. Other than as expressly set forth in this First Amendment, all of the terms and conditions of the Warrant shall remain in full force and effect and shall apply to this First Amendment.
     3. Whole Agreement. The Warrant, as amended by this First Amendment, contains the full understanding of the Company and the Holder with respect to the subject matter hereof and thereof and there are no representations, warranties, agreements or understandings other than expressly contained herein and therein.
     4. Governing Law. This First Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, without regard to its conflicts of laws rules.
     5. Counterparts. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. Signatures to this First Amendment transmitted by facsimile, email, portable document format (or .pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this First Amendment shall have the same effect as the physical delivery of the paper document bearing original signature.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have executed this First Amendment to be effective as of the last date written below.

CLEAN ENERGY FUELS CORP.		BOONE PICKENS

By: Name:	/s/ Andrew J. Littlefair Andrew J. Littlefair	/s/ Boone Pickens Boone Pickens
Title:	President & CEO
Date:	6/6/11	Date: 6/1/11

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